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                                                                    EXHIBIT 99.1

                                            Contact:  Sitrick and Company
                                                      Sandra Sternberg
                                                      310-788-2850
FOR IMMEDIATE RELEASE

                        EVERGREEN INTERNATIONAL AVIATION
                COMPLETES TENDER OFFER AND CONSENT SOLICITATION

     MCMINNVILLE, ORE - MAY 7, 1997 - Evergreen International Aviation, Inc. announced today that it has successfully completed its tender offer and consent solicitation with respect to its outstanding 13 1/2% Senior Notes due 2002. The tender offer was extended until 11:40 a.m., New York City time, on May 7, 1997, and the tender offer expired at that time. The tender offer commenced on March 13, 1997 and was previously scheduled to expire at 10:00 a.m., New York City time, on May 7, 1997.

     The Company has been informed by Firstar Bank of Minnesota, N.A., the depository in connection with the tender offer, that, as of expiration, $118,850,000 in principal amount of Notes had been validly tendered, representing more than 95% of the outstanding Notes. All Notes tendered pursuant to the tender offer have been accepted for purchase by the Company.

     Noteholders may obtain information relating to the tender offer by contacting either Donaldson, Lufkin & Jenrette Securities Corporation, the financial advisor of the Company, at (800) 227-4492, or Georgeson & Company Inc., the information agent in connection with the tender offer, at (800) 223-2064.

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